UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 29, 2015

Lifetime Brands, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York 11530

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 29, 2015, Lifetime Brands, Inc. (the “Company”) entered into an amendment among the Company, the financial institutions party thereto as Lenders and JPMorgan Chase Bank, N.A as Administrative Agent (“Amendment No. 3”) to its Second Amended and Restated Credit Agreement, dated January 13, 2014, as amended (“Credit Agreement”).

Amendment No. 3 modified the Company’s maximum permitted Senior Leverage Ratio to provide for access to additional liquidity for working capital and growth. The Company is now required to maintain a Senior Leverage Ratio not to exceed 4.50 to 1.00 for the remaining fiscal quarters ending during 2015; 4.00 to 1.00 for each fiscal quarter ending March 31, June 30 and September 30, 2016; and 3.75 to 1.00 for each fiscal quarter ending thereafter.

Amendment No. 3 modified the excess cash flow prepayment of the term loan to be made in 2016. The amount of the prepayment shall now be the greater of $10.0 million and an amount equal to 50% of the Company’s excess cash flow for the 2015 fiscal year. Amendment No. 3 also amended the fixed charge ratio under the Permitted Acquisition Test from 1.1 to 1.0 to be 1.2 to 1.0.

The foregoing description of Amendment No. 3 is qualified in its entirety by the text of Amendment No. 3, filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.1 Amendment No. 3 to Second Amended and Restated Credit Agreement, dated as of May 29, 2015, among Lifetime Brands, Inc., as the Company, the financial institutions party thereto as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lifetime Brands, Inc.

By:	/s/ Laurence Winoker
Laurence Winoker
Senior Vice President – Finance, Treasurer and Chief Financial Officer

Date: June 2, 2015